Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Aravive Biologics, Inc.

Houston, Texas

We hereby consent to the use in the proxy statement/prospectus/information statement constituting a part of this Registration Statement on Form S-4 of our report dated August 3, 2018, relating to the financial statements of Aravive Biologics, Inc. as of and for the years ended December 31, 2017 and 2016, which is contained in this proxy statement/prospectus/information statement.

We also consent to the reference to us under the caption “Experts” in this proxy statement/prospectus/information statement.

/s/BDO USA, LLP

Raleigh, North Carolina

August 3, 2018